Exhibit (k)(2)

ESCROW AGREEMENT
([Institutional Class][Class A] Shares)

This ESCROW AGREEMENT (the “Agreement”) is made and entered into this ___ day of _________________, 2020, by and between NB Crossroads Private Markets Access Fund LLC, a Delaware limited liability company (the “Fund”), UMB Fund Services, Inc., as recordkeeper (“UMBFS”) and UMB Bank, N.A., a national banking association organized and existing under the laws of the United States of America, as escrow agent (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Fund is registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended, and which is authorized to offer and sell limited liability company interests (“Shares”) which are registered under the Securities Act of 1933, as amended; and

WHEREAS, the Fund generally will accept subscription proceeds for Shares on a monthly basis, and may from time to time offer to repurchase Shares from investors in accordance with the terms of the Fund's then-current prospectus and statement of additional information; and

WHEREAS, the Fund desires to appoint UMB Bank, N.A. as escrow agent for the purpose of holding subscription proceeds tendered by investors for investment in the Fund prior to the time such funds are transferred to the Fund for investment, and repurchase proceeds to be paid to investors in connection with any repurchases of Shares conducted by the Fund.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.	Appointment and Delegation.

The Fund hereby appoints UMB Bank, N.A. as Escrow Agent, on the terms set forth in this Agreement.  UMB Bank, N.A. hereby agrees to serve as Escrow Agent on the terms set forth in this Agreement.  The Fund hereby authorizes UMBFS, in its capacity as recordkeeper, to provide instructions to the Escrow Agent on the Fund’s behalf in accordance with the terms of this Agreement.

2.	Procedures.

(a)       The Fund will establish an escrow account with the Escrow Agent consisting of four (4) segregated sub-accounts, the Subscription Sub-Account, the Repurchase Sub-Account, the Income Sub-Account and the Holdback Sub-Account. Purchase payments periodically received by UMBFS (the “Purchase Proceeds”) will be deposited into the Subscription Sub- Account.  Proceeds from periodic repurchases of Shares by the Fund from its subscribers (“Repurchase Proceeds”) will be deposited into the Repurchase Sub-Account, less an amount withheld by the Fund (the “Holdback Amount”), if applicable.  Any Holdback Amount will be deposited into the Holdback Sub-Account (the Subscription Sub-Account, the Repurchase Sub-Account and the Holdback Sub-Account shall be referred to collectively as the “Escrow Accounts”).

(b)      Simultaneously with any deposit of Purchase Proceeds, UMBFS will deliver to the Escrow Agent a cash letter (the “Cash Deposit Letter”) confirming the amount of the Purchase Proceeds so delivered.  In the event the Fund or UMBFS provides written notice to the Escrow Agent that an underlying purchase order has been revoked in the form of a cash letter (the “Purchase Reversal Letter”), the Escrow Agent shall promptly (but in no event later than the close of business on the day of receipt of such Purchase Reversal Letter in accordance with subparagraph (d) or Paragraph 4) transfer from the Subscription Sub-Account the Purchase Proceeds specified in the Purchase Reversal Letter to UMBFS in accordance with the payment procedures in Paragraph 4.  The Escrow Agent shall have no duty or obligation with respect to the collection of any Purchase Proceeds other than to receive such proceeds in accordance with this Agreement.

(c)      On the last business day of each calendar month or such other time as instructed by the Fund, UMBFS will deliver to the Escrow Agent a cash letter instructing the Escrow Agent to disburse the Purchase Proceeds, if any, on deposit (the “Cash Disbursement Letter”).

(d)      The Escrow Agent shall provide the Fund and UMBFS with a statement of the assets held and transactions of the Escrow Accounts on a monthly basis and shall provide electronic access on a daily basis.  At the Escrow Agent’s request, UMBFS shall provide periodic summaries of Escrow Account activity.

(e)       The Escrow Agent shall invest all amounts deposited in the Escrow Accounts with it hereunder, and earnings thereon, if any, in the [UMB Money Market Special Account].  All monies must be deposited to the Escrow Accounts prior to 4:00 p.m. CT in order to receive credit for that day’s earnings.  All investment earnings on the Escrow Accounts shall be transferred on the first business day of each month to the Income Sub-Account.  In turn, the earnings will be swept to the Fund’s custody account on the first business day of the month.

(f)       The Fund may from time to time deposit Repurchase Proceeds in the Repurchase Sub-Account.  On the last business day of each calendar quarter during which repurchases occur, UMBFS will deliver to the Escrow Agent a cash letter to disburse the Repurchase Proceeds, if any, on deposit in custody, and a cash letter to move the Repurchase Proceeds out of the Repurchase Sub-Account for disbursement to investors (each, a “Repurchase Disbursement Letter”).

(g)      On an annual basis, UMBFS will deliver to the Escrow Agent a cash letter to disburse the Holdback Amount, if any, on deposit in the Holdback Sub-Account (the “Holdback Disbursement Letter”).

(h)      In the event an adjustment needs to be made in connection with any money movement hereunder, UMBFS shall deliver to the Escrow Agent a cash letter specifying the corrective action to be taken.

(i)       Prior to delivery of the Purchase Proceeds by the Escrow Agent to the Fund or its designated agents, the Fund or its agents shall have no title, right, claim, lien or any other interest in the funds held in escrow hereunder, and such funds shall under no circumstances be available to the Fund or its agents or their creditors for payment or reimbursement for liabilities or indebtedness.

3.	Compensation.

For its services hereunder, the Escrow Agent shall be entitled to receive from the Fund a one-time account acceptance fee of $500, plus an annual escrow fee of $600 for the Escrow Accounts and transaction fees of $5.00 per deposit and/or distribution.  Notwithstanding anything herein to the contrary, there shall be no transaction fees charged in respect of transfers (e.g., deposits and/or redemptions) between accounts held at the Escrow Agent, UMBFS or any of their affiliates.  In addition to the foregoing fees, all reasonable out-of-pocket expenses relating to the administration of this Agreement and the Escrow Accounts such as, but not limited to, wire fees, postage, shipping and courier (but specifically excluding telephone and facsimile) charges will be paid directly by the Fund.

4.	Payment Procedures.

(a)      Whenever payments are required to be made to the Escrow Agent under this Agreement, such payments shall be made by electronic transfer per the following instructions:

UMB Bank, N.A., Kansas City, Missouri
ABA # 101000695
A/C #
A/C Name: Trust Clearing
Ref: NB Crossroads Private Markets Access Fund LLC
Attn: Madelyn Wallace

(b)      Whenever payments are required to be made by the Escrow Agent to UMBFS under this Agreement, such payments shall be made by electronic transfer per the following instructions:

UMB Bank, N.A., Kansas City, Missouri
ABA #101000695
A/C #
Ref: NB Crossroads Private Markets Access Fund LLC

(c)      Every cash letter delivered to the Escrow Agent hereunder pursuant to Paragraph 2 shall bear the signature of two (2) authorized UMBFS signers.  If requested by UMBFS, each cash letter shall also bear the countersignature of one (1) authorized Fund signer.  In connection with the execution of this Agreement, UMBFS shall deliver to the Escrow Agent, and the Fund shall deliver to UMBFS, a list of authorized signers, together with a certificate of incumbency and specimen signatures.  The party providing such certificate may provide an updated certificate evidencing the appointment, removal or change of authority of any authorized signer, it being understood that the party relying on such certificate shall not be held to have notice of any change in the authority of any authorized signer until receipt of written notice thereof.

(d)      A cash letter must be received by the Escrow Agent by 3:00 p.m. CT on the day such cash letter is transmitted in order for the instructions contained in such cash letter to be honored on that day.

5.	Representations.

The Fund represents and warrants as follows:

(a)      it is duly organized and in good standing under the laws of the State of Delaware, all necessary action has been taken by it to enter into this Agreement and it is duly authorized to enter into this Agreement;

(b)      this Agreement and all other documents related to the transactions described herein have been duly executed and delivered by the Fund and constitute the legal, valid and binding obligations of the Fund, enforceable in accordance with their respective terms;

(c)       the execution, delivery and performance of this Agreement and all other documents related to the transactions described herein by the Fund do not and will not breach or violate or cause a default under its limited liability company agreement or any provision of any agreement, instrument, judgment, injunction or order applicable to or binding upon it.

The Escrow Agent represents and warrants as follows:

(a) it is duly organized and in good standing under the laws of the state of its jurisdiction, all necessary action has been taken by it to enter into this Agreement and it is duly authorized to enter into this Agreement;

(b) this Agreement and all other documents related to the transactions described herein have been duly executed and delivered by the Escrow Agent and constitute the legal, valid and binding obligations of the Escrow Agent, enforceable in accordance with their respective terms;

(c) the execution, delivery and performance of this Agreement and all other documents related to the transactions described herein by the Escrow Agent do not and will not breach or violate or cause a default under its any provision of any agreement, instrument, judgment, injunction or order applicable to or binding upon it.

6.	Miscellaneous.

It is understood and agreed, further, that the Escrow Agent shall:

(a)      be under no duty to pay and transfer any monies hereunder, unless the same shall have been first received by the Escrow Agent pursuant to the provisions of this Agreement;

(b)      be under no duty to accept any information from any person or entity other than the Fund or UMBFS, and then only to the extent and in the manner expressly provided for in this Agreement;

(c)       act hereunder as a depository only and be protected in acting upon any written instruction or notice provided by the Fund or UMBFS pursuant to this Agreement and the information contained therein without responsibility to determine the validity or sufficiency of the same, and be protected in acting upon any other notice, opinion, request, certificate, approval, consent or other paper delivered to it and represented to it to be genuine and to be signed by the proper party or parties;

(d)      be indemnified and held harmless by the Fund against any claim made against it by reason of its acting or failing to act in connection with any of the transactions contemplated hereby and against any loss, liability, cost, suit or expense, including the expense of defending itself against any claim of liability it may sustain in carrying out the terms of this Agreement except such claims which are occasioned by its fraud, bad faith, material breach of this Agreement, reckless disregard of its duties, gross negligence or willful misconduct;

(e)      be liable to the Fund for any loss, liability, cost, suit or expense the Fund may sustain resulting from a material breach of this Agreement by the Escrow Agent or the fraud, bad faith, reckless disregard of its duties, negligence or willful misconduct of the Escrow Agent;

(f)       have no liability or duty to inquire into the terms and conditions of any subscriptions for Shares, and that its duties and responsibilities shall be limited to those expressly set forth under this Agreement and are purely ministerial in nature;

(g)      be permitted to consult with counsel of its choice, including in-house counsel, and shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with the advice of such counsel, provided, however, that nothing contained in this Subparagraph (f), nor any action taken by the Escrow Agent, or of any such counsel, shall relieve the Escrow Agent from liability for any claims which are occasioned by its fraud, bad faith, material breach of this Agreement, reckless disregard of its duties, gross negligence or willful misconduct, all as provided in Subparagraph (d) above;

(h)      not be bound by any amendment or revocation of this Agreement, unless the same shall be in writing and signed by all of the parties of this Agreement;

(i)       be entitled to refrain from taking any action other than to keep all property held by it in escrow hereunder until it shall be directed otherwise in writing by the Fund, or by a final judgment by a court of competent jurisdiction, provided that it shall be uncertain as to its duties and rights hereunder (including, without limitation, the receipt of conflicting instructions or directions from any of the parties hereto or any third parties);

(j)       have no liability for following the instructions herein contained or expressly provided for, or written instructions given by, the Fund or UMBFS;

(k)      have the right, at any time, to resign hereunder by giving written notice of its resignation to the Fund at the address as set forth in Subparagraph (m) hereof, at least one-hundred eighty (180) days before the date specified for such resignation to take effect, and upon the effective date of such resignation;

(i)
all cash, other funds and all other property including records then held by the Escrow Agent hereunder shall be delivered by it to such successor Escrow Agent as may be designated in writing by the Fund, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate;

(ii)
if no such successor Escrow Agent has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, and the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Fund or in accordance with the directions of a final order or judgment of a court of competent jurisdiction; yet, if no such designation, order or judgment is received by Escrow Agent within sixty (60) days after its giving such resignation notice, it is unconditionally and irrevocably authorized and empowered to petition a court of competent jurisdiction for directions.

(l)       be reimbursed by the Fund upon its written request for all reasonable costs, fees, charges, expenses, disbursements and advances incurred or made by it in accordance with any provision of this Agreement, or as a result of the acceptance of this Agreement.

(m)     all deliveries and notices to the Escrow Agent shall be in writing and shall be sent or delivered to:

UMB Bank, N.A., as Escrow Agent
Attn:  Madelyn Wallace
1010 Grand Boulevard, 4th Floor
Kansas City, MO  64106
Facsimile: (816) 860-3029

All deliveries and notices hereunder to the Fund shall be in writing and shall be sent or delivered to:

NB Crossroads Private Markets Access Fund LLC
c/o Neuberger Berman Investment Advisers LLC,
Attn: Treasurer
53 State Street, Suite 1303, 13th Floor,
Boston, Massachusetts 02109
Email: mark.bonner@nb.com

With Copy to
NB Crossroads Private Markets Access Fund LLC
c/o Neuberger Berman Investment Advisers LLC,
Attn: Legal Department – Mutual Funds
1290 Avenue of the Americas
New York, NY 10104
Email: corey.issing@nb.com

All deliveries and notices hereunder to UMBFS shall be in writing and shall be sent or delivered to:

UMB Fund Services, Inc.
Attn: Ted Wiznieski
235 W. Galena Street
Milwaukee, WI  53212
Facsimile: (414) 271-3954

(n)      Nothing in this Agreement is intended to or shall confer upon anyone other than the parties hereto any legal or equitable right, remedy or claim.  This Agreement shall be construed in accordance with the laws of the State of Missouri and may be amended or settled only by a writing executed by the parties thereto.

(o)      This Agreement may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original, and such counterparts shall constitute but one and the same instrument.  In addition, the transaction described herein may be conducted and related documents may be stored by electronic means.  Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

(p)      In order to comply with provisions of the USA PATRIOT Act of 2001, as amended from time to time, Escrow Agent may request certain information and/or documentation to verify, confirm and record identification of persons or entities who are parties to the Agreement.

7.	Confidentiality.

(a)       The parties agree that all information, books and records provided by the Fund to each of UMBFS or the Escrow Agent in connection with this Agreement, and all information provided by the Fund pertaining to its or its affiliates' business or operations or investors, is “Confidential Information.”  For clarity, any and all information regarding the Fund’s investors, portfolio holdings and transactions is Confidential Information. All Confidential Information shall be used by the party receiving such information only for the purpose of providing or obtaining services under this Agreement and, except as may be required to carry out the terms of this Agreement and as disclosed to affiliates of UMBFS and Escrow Agent, shall not be disclosed to any other party without the express written consent of the party providing such Confidential Information.  The foregoing limitations shall not apply to any information that is available to the general public other than as a result of a breach of this Agreement, or that is required to be disclosed by or to any entity having regulatory authority over a party hereto or any auditor of a party hereto or that is required to be disclosed as a result of a subpoena or other judicial process, or otherwise by applicable laws. The Escrow Agent and UMBFS shall be responsible for any breach of this Agreement by any person to whom the Escrow Agent or UMBFS discloses Confidential Information.

(b)      The Escrow Agent and UMBFS shall implement and maintain (and require any of their sub-processors, agents and affiliates that have access to Confidential Information to maintain) commercially reasonable and appropriate administrative, technical, physical, and organizational safeguards designed to: (i) ensure the security and confidentiality of the Confidential Information; (ii) protect against any anticipated threats or hazards to the security or integrity of the Confidential Information; (iii) protect against unauthorized or unlawful access to or use of the Confidential Information and against accidental loss or destruction of, or damage to, the Confidential Information; and (iv) ensure that the Confidential Information and any associated hardware, system, or software are housed in physically secure premises with adequate fire protection and facility access controls. Escrow Agent and UMBFS will review and test such safeguards on no less than an annual basis. Escrow Agent and UMBFS shall promptly notify the Fund of any unauthorized access to any Confidential Information and of any other material breaches of security. Escrow Agent and UMBFS shall reasonably cooperate with the Fund to ensure that the Fund is not negatively affected by any such occurrences or to promptly mitigate the effects of same on the Fund.

(c)       The Escrow Agent and UMBFS shall maintain commercially reasonable business continuity plans that are reasonably designed to minimize the impact of service disruptions, and to enable the Escrow Agent’s and UMBFS’s business operations to be promptly restored following such disruptions. Such business continuity plans will, at a minimum: (a) address all critical functions and operations of the services provided hereunder; (b) specify recovery time frames for each critical function and operation of the services hereunder; (c) be thoroughly tested at least annually; and (d) be regularly updated to the extent necessary. Upon reasonable advance written request by the Fund, the Escrow Agent and UMBFS shall deliver to the Fund a copy of such business continuity plan. Upon request by the Fund, the Escrow Agent and UMBFS shall provide the Fund a copy of the most-recent report on the testing of the business continuity plans, along with a summary of any changes thereto, or any corrective actions or improvements made.

8.	Tax Reporting.

The parties hereto agree that for purposes of tax reporting, all interest or other income, if any, attributable to the Escrow Accounts pursuant to this Agreement shall be allocable to the Fund.  The Fund agrees to provide the Escrow Agent with an Internal Revenue Service Form W-9 upon execution of this Agreement.  The Fund understands that if such tax reporting documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.  The Escrow Agent will prepare and send notifications on Form 1099 for each calendar year for which such Form is required during the term hereof.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused the Escrow Agreement to be executed by their respective duly authorized officers.

NB CROSSROADS PRIVATE MARKETS ACCESS FUND LLC

By:
Title:

UMB BANK, N.A., AS ESCROW AGENT

By:
Title:

UMB FUND SERVICES, INC.

By:
Title: